Exhibit 99.1

GlobalSantaFe Corporation 15375 Memorial Drive Houston, Texas 77079-4101 Tel 281.925.6000 Fax 281.925.6675 Peggy.Fitzgerald@GlobalSantaFe.com
MARGARET C. FITZGERALD SENIOR ATTORNEY

May 5, 2006

Institutional Shareholder Services

2099 Gaither Road, Suite 501

Rockville, MD 20850-4045

Attention: Mr. Fassil Michael

Re:	Preliminary Draft of ISS’s review of GlobalSantaFe Corporation’s Proxy Statement dated April 17, 2006

Ladies and Gentlemen:

I am writing on behalf of GlobalSantaFe Corporation (the “Company”) to request that you reconsider your recommendations, a draft of which was received on May 4, 2006, with regard to three of the proposals to amend the Company’s Articles of Association (the “Articles”) and the Company’s Memorandum of Association (the “Memorandum”) that will be presented for shareholder approval at our annual general meeting of shareholders on May 23, 2006.

With respect to proposal 2(a) in our proxy statement, which proposes to amend the Articles to provide that the issuance of preference shares is not a variation of the rights of the holders of ordinary shares, we hereby confirm that (1) the Company has no current intention to adopt a shareholder rights plan utilizing preference shares, and, if the Board determines in the future to establish a shareholder rights plan utilizing preference shares, such plan would only be adopted if it is approved by the Company’s shareholders in advance or within 12 months of adoption of the plan; and (2) the Company will not issue preference shares for a primary or principal purpose of acting as an anti-takeover device without a shareholder vote.

With respect to proposal 2(b) in our proxy statement, which proposes to amend the Articles to increase the Company’s flexibility in repurchasing its shares, the Company undertakes that, without a shareholder vote to approve such purchase, no purchase will be made (1) at a price in excess of 105% (instead of 125%) of the reference prices referred to in the proposed amendment except pursuant to a tender offer that complies with the U.S. Securities and Exchange Commission’s “all holders” rule or (2) from a person known by the Company to be a greater than 5% shareholder who has filed a statement on schedule 13D except pursuant to purchases in the open market or by means of a tender offer that complies with the “all holders” rule.

Institutional Shareholder Services

May 5, 2006

Finally, with respect to proposal 2(e) in our proxy statement, which proposes to amend and restate the Articles and Memorandum to incorporate all previous amendments thereto, we hereby confirm that this proposal does not have any separate substantive effect and is included only so that whatever amendments are approved by shareholders can be reflected in restated charter documents. The proxy statement states on page 39, in the description of proposal 2(e), “If any of the proposals are not adopted, then the Articles of Association and Memorandum of Association will be amended to reflect only those proposals that are adopted.” To clarify, we confirm that only the changes approved by shareholders under proposals 2(a) through 2(d), as well as amendments approved by shareholders in 2004, would be reflected in the restatements; any proposals that are not approved at the annual general meeting will not be included in the restated Articles and Memorandum.

We hope this clarifies our position with respect to these proposals and is responsive to your concerns. Please contact the undersigned at (281) 925-6657 or Alexander A. Krezel at (281) 925-6666 if you would like to discuss this matter further.

Very truly yours,

/S/ Margaret C. Fitzgerald

Margaret C. Fitzgerald

Senior Attorney